GUARANTY


         FOR VALUE RECEIVED, the undersigned (the "Guarantor") hereby guarantees the prompt payment of the entire indebtedness evidenced by that certain Promissory Note, dated February 28, 2001 from Apple Hospitality Two, Inc. (the "Maker") to Apple Suites, Inc. (the "Holder") in the principal amount of up to $300,000 (the "Note"). All references in this Guaranty to indebtedness under the Note shall be deemed to refer to all principal, interest, penalties, late fees, legal fees and costs and other amounts payable under the terms of the Note, without regard to whether the Maker or any successors or assigns thereof have defenses to the payment of such amounts. The Guarantor received and examined a complete and correct copy of the Note in connection with executing this Guaranty.

         This Guaranty is a continuing guaranty of payment, and not merely of collection. The obligations of the Guarantor are independent of the obligations of the Maker under the Note. Following any default or violation by the Maker under the Note that is not cured within five (5) calendar days after the Guarantor receives written notice of such default or violation, the Holder shall be entitled, in the Holder's sole discretion, to exercise and enforce any rights and remedies under this Guaranty, with or without exercising any rights or remedies against the Maker or taking any action with respect to any security or collateral for the Note ("Collateral"). The Holder shall be entitled to apply against any amount due under this Guaranty any funds or property of the Guarantor in the possession of, or on deposit with, the Holder.

         The Guarantor acknowledges and agrees that the Guarantor shall not be released in whole or in part from this Guaranty, and that the Guarantor's obligations under this Guaranty shall not be terminated, limited, amended or affected in any way, without the express and prior written agreement of the Holder, which may be granted or withheld by the Holder in the Holder's sole and absolute discretion. Without limiting the scope of the foregoing, none of the following events shall cause any release, termination, limitation or amendment, whether in whole or in part, with respect to this Guaranty or the obligations of the Guarantor hereunder:

        (1) A modification, endorsement, assignment or other transfer of the Note or any assignment or other transfer of this Guaranty;

        (2) A change in any amount due under the Note or any release of, increase of, or other change in, any Collateral;

        (3) An election by the Holder to exercise rights or remedies against the Maker and/or any Collateral;

        (4) An election by the Holder to grant or permit payment extensions, renewals or other forbearances with respect to the Note, to extend credit to the Maker under the Note even if not obligated to do so, or to grant or permit any forbearances with respect to any Collateral; or

        (5) A failure by the Holder to notify the Guarantor of any default or violation under the Note or any of the events described above in clauses (1) through (4).





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         The Guarantor hereby waives the following:  (1) notice of acceptance of this Guaranty; (2) presentment and demand for payment under this Guaranty or the Note (except as expressly required herein or therein); (3) protest and notice of dishonor or default to the Guarantor or the Maker with respect to this Guaranty or the Note; and (4) any defense to payment under this Guaranty, other than a defense granted herein or by the express written agreement of the Holder. The Guarantor shall not be subrogated to any right of the Holder unless and until all indebtedness under the Note has been paid in full. The Guarantor shall not be entitled to assign or delegate this Guaranty or any obligations or duties under this Guaranty without the express and prior written agreement of the Holder, which may be granted or withheld by the Holder in the Holder's sole and absolute discretion.

         All valid and enforceable provisions of this Guaranty shall remain in full force and effect, notwithstanding any determination that renders other provisions of this Guaranty invalid or unenforceable. This Guaranty shall be interpreted and enforced under Virginia law, without regard to any conflict of law provisions or principles thereof to the contrary. In addition to liability for all indebtedness arising under the Note, the Guarantor shall be liable for all legal fees and costs reasonably incurred by the Holder in enforcing this Guaranty or in exercising rights and remedies in connection with this Guaranty. All rights and remedies arising under this Guaranty may be pursued separately or jointly, in whole or in part, on one or more occasions. No waiver of a right or remedy available in connection with this Guaranty shall be deemed to exist in the absence of an express written waiver addressed and delivered to the party for whose benefit such waiver is made.





DATE:  February 28, 2001


GUARANTOR:                                       /s/ Glade M. Knight
                                            ------------------------------------
                                                     Glade M. Knight


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